Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT


1.   Capital Title Agency Inc., an Arizona corporation
2.   New Century Insurance Services, Inc., an Arizona corporation
3.   New Century Title Company, a California corporation
4.   New Century Title Company of Northern California, a California corporation